Pricing Supplement No. 152 Dated December 9, 1997      Rule 424(b)(3)
(To Prospectus and Prospectus Supplement            Registration Statement
Dated October 24, 1996)                                 No. 33-64237


                         U.S. $5,000,000,000
                      FORD MOTOR CREDIT COMPANY
 Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue


Ford Motor Credit Company ("Ford Credit") has designated $5,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase the Notes at a price of 98.75% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:                  December 22, 1997


Principal Amount:            $5,000,000


Interest Rate Per Annum:     6.240%


Interest Payment Dates:      The 15th day of each month, commencing January
                             15, 1998


Stated Maturity:             December 22, 2004





                             MERRILL LYNCH & CO.